                                                                   EXHIBIT 21

                    SUBSIDIARIES OF ULTRATECH STEPPER, INC.

The following is a list of Ultratech Stepper Inc.'s subsidiaries including their states of incorporation as of March 10, 1998:


SUBSIDIARIES                                STATE AND  COUNTRY OF INCORPORATION
Ultratech Stepper International, Inc.            State of Delaware, USA
Ultratech Stepper UK Limited                     United Kingdom
Ultratech Stepper Foreign Sales Corp.            Barbados
Ultratech Kabushiki Kaisha                       Japan
Ultratech Capital, Inc.                          State of Delaware, USA
UltraBeam Lithography, Inc.                      State of Delaware, USA
Ultratech Stepper (Thailand) Co. LTD.            Thailand
Verdant Technologies, Inc.                       State of Delaware, USA
U.S. Advanced Lithography LLC                    State of Delaware, USA